PROSPECTUS                                  Pricing Supplement No. 2973
Dated January 10, 1995                      Dated February 25, 1997
PROSPECTUS SUPPLEMENT                       Rule 424(b)(3)-Registration
Dated January 25, 1995                      Statement No. 33-60723


                                  GENERAL ELECTRIC CAPITAL CORPORATION
                                   GLOBAL MEDIUM-TERM NOTES, SERIES A
                                      (Redeemable Fixed Rate Notes)

Trade Date:  February 25, 1997

Settlement Date (Original Issue Date):  February 28, 1997

Maturity Date: February 28, 2012 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$25,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer:  US$25,000,000

Interest Rate Per Annum:  7.25%

Interest Payment Date(s):

    ___     March 15 and September 15 of each year
     X      Other: Monthly on the 28th day of each month, commencing on
            March 28, 1997 (each period from and including an Interest
            Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment
            Date are referred to herein as an "Interest Period")

Form of Notes:

     X   DTC registered        ___  non-DTC registered

Repayment, Redemption and Acceleration

Initial Redemption Date:February 28, 1998, and thereafter on any
      Interest Payment Date (See "Additional Terms--Redemption"
      below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")
Annual Redemption Percentage Reduction:  N/A
Modified Payment Upon Acceleration:  N/A




CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                                           (Fixed Rate Notes)
                                            Page 2
                                    Pricing Supplement No. 2973
                                    Dated February 25, 1997
                                    Rule 424(b)(3)-Registration
                                    Statement No. 33-60723

Original Issue Discount:

    Amount of OID:  N/A
    Yield to Maturity:  N/A
    Interest Accrual Date:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A
    Option Value Calculation Agent:  N/A
    Option Election Date(s):  N/A

Indexed Notes:

    Currency Base Rate:  N/A
    Determination Agent:  N/A

Additional Terms:

    Interest.

    Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date. Accrued interest on the Notes for the Final Interest Period shall be calculated as described in the Prospectus Supplement under the caption "Interest and Interest Rates--Fixed Rate Notes."

    Optional Redemption.

    The Company may at its option elect to redeem the Notes in whole on February 28, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                                           (Fixed Rate Notes)
                                            Page 3
                                    Pricing Supplement No. 2973
                                    Dated February 25, 1997
                                    Rule 424(b)(3)-Registration
                                    Statement No. 33-60723

Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Additional Information:

    General.

    At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $104.007 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
    "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                Year Ended December                  Nine Months Ended
        1991    1992    1993    1994     1995        September 28, 1996
        1.34    1.44    1.62    1.63     1.51               1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

                                           (Fixed Rate Notes)
                                            Page 4
                                    Pricing Supplement No. 2973
                                    Dated February 25, 1997
                                    Rule 424(b)(3)-Registration Statement
                                    No. 33-60723

Plan of Distribution:

    The Notes are being purchased by Smith Barney Inc. (the
    "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.